UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The New York Times Company (the “Company”) has entered into a Credit Agreement (the “Credit Agreement”), dated as of June 9, 2011, among the Company and certain of its domestic subsidiaries (the “Borrowers”), the financial institutions party thereto as lenders, SunTrust Bank, as issuing bank and administrative agent, SunTrust Robinson Humphrey, Inc., Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint book runners, SunTrust Robinson Humphrey, Inc. and Wells Fargo Capital Finance, LLC, as co-collateral agents, and JP Morgan Chase Bank, N.A., as syndication agent. The Credit Agreement replaces the Company’s existing $400 million revolving credit agreement.

The following description is qualified in its entirety by reference to the complete copy of the Credit Agreement that is filed as an exhibit to this report and incorporated herein by reference.

The Credit Agreement provides for up to $125.0 million of revolving credit loans for the five-year period through June 9, 2016. The Borrowers’ obligations under the Credit Agreement will be secured by a lien on the advertising receivables of the Borrowers, and availability will be the lower of $125.0 million or 85% of Eligible Accounts (as defined in the Credit Agreement).

The Credit Agreement contains various customary affirmative and negative covenants, including the springing financial covenant and various incurrence-based negative covenants described below.

This springing financial covenant provides that when availability under the Credit Agreement falls below the greater of $16.7 million or 15% of the commitment for three consecutive business days, the Company will be required to maintain on a trailing four-quarter basis a fixed charge coverage ratio (“FCCR”) of not less than 1.00:1.00. FCCR is defined as the ratio of (i) EBITDA (as defined in the Credit Agreement) minus unfinanced capital expenditures and tax payments paid in cash during the applicable period to (ii) Fixed Charges (as defined in the Credit Agreement) for such period.

In addition, the Credit Agreement contains incurrence-based negative covenants that, subject to various exceptions, restrict the ability of the Company or its subsidiaries to, among other things:

•	incur debt (directly or by third party guarantees);

•	grant liens;

•	pay dividends;

•	make investments;

•	make acquisitions or dispositions; and

•	prepay debt.

Under the terms of the Credit Agreement, so long as the Borrowers have not drawn an amount in excess of $250,000 under the facility for a period of 90 days, the negative covenants generally do not apply. In addition, to the extent the Borrowers have borrowed under the facility, the Company and its subsidiaries may engage in transactions restricted by the covenants so long as the Company meets, on a pro forma basis, the 1.00:1.00 FCCR test, availability under the Credit Agreement for the preceding 30 days is equal to at least $62.5 million (net of restricted cash in an amount up to $25.0 million) and no default has occurred.

The Credit Agreement contains customary events of default including, subject to exceptions and cure periods, failure to pay principal or interest, breach of representations or warranties, default in the performance of covenants, change in control, bankruptcy events affecting the Company or its subsidiaries, unpaid judgments in excess of $35.0 million, a cross default to other debt in excess of $35.0 million, ERISA events, termination or default of a material contract and the failure of the required liens to remain in effect.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Company’s entering into the new Credit Agreement described above under Item 1.01, the Company’s existing $400 million revolving credit agreement, dated as of June 21, 2006 and as amended and restated as of September 7, 2006, among the Company, as the borrower, the several lenders from time to time party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Banc of America Securities LLC, as joint lead arranger and joint book manager, J.P. Morgan Securities Inc., as joint lead arranger and joint book manager, JPMorgan Chase Bank, as documentation agent, and The Bank of New York and SunTrust Bank, as co-syndication agents, was terminated.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Credit Agreement, dated as of June 9, 2011, among the Company and certain of its domestic subsidiaries as borrowers, the financial institutions party thereto as lenders, SunTrust Bank, as issuing bank and administrative agent, SunTrust Robinson Humphrey, Inc., Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint book runners, SunTrust Robinson Humphrey, Inc. and Wells Fargo Capital Finance, LLC, as co-collateral agents, and JP Morgan Chase Bank, N.A., as syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: June 9, 2011	By:	/s/ Kenneth A. Richieri
Kenneth A. Richieri
Senior Vice President and General Counsel

Exhibit List

Exhibit 10.1	Credit Agreement, dated as of June 9, 2011, among the Company and certain of its domestic subsidiaries as borrowers, the financial institutions party thereto as lenders, SunTrust Bank, as issuing bank and administrative agent, SunTrust Robinson Humphrey, Inc., Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC, as joint lead arrangers and joint book runners, SunTrust Robinson Humphrey, Inc. and Wells Fargo Capital Finance, LLC, as co-collateral agents, and JP Morgan Chase Bank, N.A., as syndication agent.